Exhibit 23.2


                        Consent of Independent Auditors

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Globespan, Inc. for the registration of 4,874,391 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2000, except as to Note 11, as to which the date is April 20, 2000, with respect to the consolidated financial statements of T.sqware, Inc. included in the Current Report on Form 8-K/A dated May 23, 2001 of Globespan, Inc. filed with the Securities and Exchange Commission.


                                              /s/ Ernst & Young LLP



San Jose, California
July 31, 2001